Exhibit 99.1

News Release

Contact:
Bev Fleming, Investor Relations	or	Doug Holt, Public Relations
(312) 444-7811		(312) 557-1575

http://www.northerntrust.com

Northern Trust To Participate In US Capital Purchase Program

CHICAGO, October 27, 2008 – Northern Trust Corporation announced today its participation in the U.S. Department of the Treasury’s voluntary Capital Purchase Program.

The Treasury has notified Northern Trust that it intends to invest $1.5 billion in senior preferred stock and related warrants in Northern Trust Corporation as part of the program. It is expected that the terms will be substantially similar to those announced by the Treasury on October 14, 2008. The issuance of the preferred stock and warrants is subject to documentation, which is expected to be completed within 30 days.

“Northern Trust fully supports the U.S. government’s efforts to strengthen our nation’s financial system,” said Frederick H. Waddell, President and Chief Executive Officer of Northern Trust. “While our capital ratios exceed, by a considerable margin, those needed to earn the designation ‘well capitalized,’ the program will provide us with additional capital to maximize growth opportunities.”

The investment in Northern Trust is part of the Treasury Department’s purchase of up to $250 billion of senior preferred shares on standardized terms, which will qualify as Tier 1 capital. The senior preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations

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in North America, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2008, Northern Trust had assets under custody of US$3.5 trillion, and assets under investment management of US$652.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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